UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED
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LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD February 23, 2011

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 23, 2011, at 9:00 a.m. CST, for the following purposes:

(1)	To elect four directors for terms of three years;

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm;

(3)	To approve, by non-binding vote, the Company's compensation of its executive officers;

(4)	To recommend, by non-binding vote, the frequency of advisory votes on the Company's compensation of its executive officers; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 27, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 13, 2011, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 13, 2011

LEE ENTERPRISES, INCORPORATED
 2011 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

References to “we”, “our”, “us” and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company").

References to "2011", "2010", "2009" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 23, 2011, at 9:00 a.m. CST, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 26, 2010. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions to inform us how to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock or Class B Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet (at www.eproxy.com/lee), by telephone (1-800-560-1965) or through the mail. If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope or you may also vote by Internet or telephone (as indicated above). If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Common Stock or Class B Common Stock and your control number. Instructions on how to vote by Internet are also contained in the Notice.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 22, 2011. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock or Class B Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on December 27, 2010 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2010, there were 39,332,296 shares of Common Stock and 5,618,075 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required to act on Proposal 2, as more fully set forth in this Proxy Statement, and on any other matter properly brought before the meeting.

Proposal 3 and Proposal 4 are non-binding, advisory votes. As described more fully below, because of the advisory nature of these votes, the Board of Directors and its committees will not be bound to follow the recommendation of the stockholders. In order for the stockholders to recommend approval of the compensation of our executive officers under Proposal 3, the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required. Similarly, in order for the stockholders to recommend approval of an advisory vote related to the frequency of advisory votes on compensation of our executive officers under Proposal 4, the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required.

Abstentions from voting on Proposal 2, Proposal 3 and Proposal 4 will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered to us and not subsequently revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided the shares represented by the proxy will be voted FOR the election of all directors in Proposal 1 and FOR the approval of Proposal 2 and Proposal 3, as more fully set forth in this Proxy Statement. With respect to Proposal 4, any proxy submitted without specific instructions will be voted for an advisory vote on executive compensation every three years. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

New York Stock Exchange ("NYSE") rules forbid its member-brokers to vote shares held by them in elections for directors, and on any matters relating to executive compensation. Accordingly, YOUR BROKER MAY NOT VOTE on Proposals 1, 3 and 4 in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. NYSE member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so YOUR BROKER MAY NOT VOTE on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on these matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 - ELECTION OF DIRECTORS

Four directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2014.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board of Directors to conclude that each is well qualified to serve as a member of our Board of Directors.

Nominees for Election as Directors with Terms Expiring in 2014

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee is independent, as defined in the listing standards of the NYSE. The current terms of directors Cole, Donovan, Elmore and Moloney expire February 23, 2011.

Richard R. Cole, 68, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board of Directors over 40 years experience in the profession of journalism and journalism-mass communication education.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 59, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover ® Card, and led all marketing and merchant sales. Ms. Donovan provides the Board of Directors with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 58, Director since 2008

Mr. Elmore is an attorney. Mr. Elmore has been the Chief Executive Officer of iHoops, the official youth basketball initiative of the NCAA and the NBA, since May 2010 and served as a board member of iHoops from its inception in April 2009. Prior to joining iHoops, Mr. Elmore was a partner with the law firm of Dreier LLP from September 2008 until December 2008, and senior counsel with the law firm of Dewey & LeBoeuf from 2004 to 2008. Mr. Elmore is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore serves as a trustee of the University of Maryland, and a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board of Directors his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

Herbert W. Moloney III, 59, Director since 2001

Mr. Moloney is President and Chief Operating Officer of Western Colorprint, Inc. (“Western Colorprint”), a privately-held company that provides advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005 Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board of Directors over 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

* * * *

The affirmative vote of the holders of a plurality of the voting power of our Common Stock and Class B Common Stock, represented in person or proxy at the Annual Meeting, is required to elect directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2012

Brent Magid, 45, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board of Directors with experience and insight into key marketing and advertising trends and related media industry strategies.

Commencing in 2011, Mr. Magid will serve as a member of the Nominating and Corporate Governance Committee.

William E. Mayer, 70, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, DynaVox, Inc. and a trustee of the Columbia Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 16 public companies, and as chairman of the board of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board of Directors with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as our Lead Director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 56, Director since 1999

Mr. Schermer is Vice President-Interactive Media of the Company. From 1989 to July 2006, Mr. Schermer also served as Corporate Counsel of the Company. Mr. Schermer leads the development of our digital media strategies and platforms and represents the Company in several industry digital media initiatives, including The Newspaper Consortium (the "Consortium"), a group of 30 companies that represent nearly 800 local newspapers helping local advertisers to reach digital audiences. Mr. Schermer serves as a member of the Consortium's executive committee. Mr. Schermer provides the Board of Directors with insight and operational perspective on the Company's digital media strategies.

Mark B. Vittert, 62, Director since 1986

Mr. Vittert has been a private investor for more than 20 years. Over the past 40 years, Mr. Vittert has been involved as a founder, developer of, or investor in several companies involved in market research and youth marketing, publishing, sporting goods and the food and beverage industries. Mr. Vittert was a founder of Business Journals Publishing Corp., with publications in major metropolitan markets including Indianapolis, St. Louis, Pittsburgh, Philadelphia, Baltimore and Cincinnati. Since the sale of the business, he continues to be an investor in several publications. Mr. Vittert has also served on the boards of directors of several public companies, and provides the Board of Directors with insight and experience in corporate governance, risk management and the publishing industry.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2013

Mary E. Junck, 63, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and vice-chairman of the board of directors of the Associated Press and a director of The Newspaper Association of America. Ms. Junck leads our senior executive team and provides the Board of Directors with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 66, Director since 1991

Mr. Newman is Chairman of Hackett Security, Inc., a security systems company with operations in several states; a private investor, and a trustee of Washington University, St. Louis. Mr. Newman has been a founder, principal and/or chief executive officer of several retail and restaurant companies and a group of business publications. Mr. Newman's business, executive and financial experience provide the Board of Directors with strong oversight of its financial and disclosure responsibilities, procedures and controls, and qualify him to serve as Chairman of our Audit Committee and as its designated financial expert.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 69, Director since 1998

Dr. Prichett is Professor of Mathematics, Finance and Computer Applications at Babson College, Babson Park, MA. From 1987 to 1992, Dr. Prichett served as Vice President and Dean of Faculty of the school and from 1994 until 2006 as Chairman of the Division of Mathematics, Sciences and Information Systems. He is a founder and investment committee member of Cairnwood Cooperative, Boston, MA, a private investment group. Dr. Prichett is also chairman of the Board of Trustees of the Pan-Mass Challenge, the largest single athletic fundraising event in the world. Dr. Prichett brings to the Board of Directors strong financial and analytical skills, as well as experience in organizational leadership, risk management and strategy development.

Dr. Prichett is a member of the Audit Committee and the Executive Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit our financial statements for 2011. KPMG also served as our independent registered public accounting firm in 2010. Our By-laws do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting. The KPMG representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The affirmative vote of a majority of the voting power of all of our Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required to ratify the selection of KPMG. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2011. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR Proposal 2 to ratify the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm.

PROPOSAL 3 - APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY'S COMPENSATION
OF ITS EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote regarding executive compensation as described below. The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with the SEC's rules.

As required by the Securities Exchange Act of 1934 (the "Exchange Act"), stockholders may vote to approve (or not approve) the resolution below on the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative on pages 15-24.

Our goal is to be an employer of choice for our key executives. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution;

•	Create an ownership mentality in our executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which we compete for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives.

The Compensation Disclosure and Analysis more fully describes our executive compensation program and the decisions made by our Executive Compensation Committee (“ECC”). Specifically, our executive compensation program substantially reduced the compensation to our NEOs in 2010 and 2009, including a freeze on salaries at the 2008 level, mandatory unpaid vacation time, elimination of grants under our 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended January 6, 2010 (“LTIP”) and suspension of substantially all other cash compensation, including annual cash incentives and contributions to the Retirement Account Plan and Supplementary Benefit Plan, as amended and restated as of January 1, 2008 (“Non-Qualified Plan”).

We believe that under the continuing difficult economic conditions affecting the Company, the publishing industry and the economy as a whole in 2010, our executive compensation policies are appropriate and serve to achieve the objectives outlined above. The Company, therefore, is seeking the approval of its stockholders of the compensation of the Company's executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure and narrative regarding NEO compensation of this Proxy Statement.

The affirmative vote of a majority of the voting power of all of our Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of Proposal 3.

The advisory vote will not be binding on the ECC or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 3 to adopt the following resolution:

RESOLVED, that the stockholders of Lee Enterprises, Incorporated, approve, on an advisory basis, the compensation philosophy, policies and procedures employed by the Company's Executive Compensation Committee, as described under "Compensation Discussion and Analysis", and the tabular disclosure and narrative regarding named executive officer compensation of this Proxy Statement.

PROPOSAL 4 - RECOMMENDATION, BY NON-BINDING VOTE, OF THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY'S COMPENSATION OF ITS EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal 3 above.

As required by the Exchange Act, stockholders may vote on the resolution below regarding how often the Company will conduct a stockholder advisory vote on executive officer compensation. Stockholders may vote on whether they prefer an advisory vote every one, two or three years, or to abstain.

As described more fully in the Compensation Discussion and Analysis, the ECC believes the Company's compensation program reinforces the key drivers of success in its business, with financial emphasis on revenue and adjusted operating cash flow (as defined). The ECC believes these two measures are key measures of long and short term success in the publishing industry.

The Board of Directors, at the direction of the ECC, has been responsive to the continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy in 2010. As a result, the Company continued the substantially reduced compensation levels established for our NEOs in 2009 through the 2010 fiscal year.

This Proposal gives the stockholders the opportunity to advise the Board of Directors on the frequency of advisory votes on executive compensation. Stockholders may vote to advise the Board to adopt a policy of asking the stockholders to approve executive compensation every one, two or three years, or to abstain. For example, if the Board of Directors adopts a policy of holding an advisory vote every three years, then the stockholders would be asked to provide an advisory vote (similar to Proposal 3 of this Proxy Statement) in 2014 and 2017.

The Dodd-Frank Act and newly proposed SEC rules require that we include a proposal similar to this Proposal 4 not less than every six years. Therefore, we must provide the stockholders with another advisory vote on the frequency of advisory votes relating to executive compensation in, or before, 2017.

The ECC and the Board of Directors believe that providing stockholders with an advisory vote on executive compensation every three years will improve stockholder communication with the Board of Directors regarding executive compensation, while allowing the Board and the ECC time to implement and evaluate the effectiveness of compensation vis-à-vis performance and be flexible and responsive to stockholder sentiment and changing economic circumstances.

Stockholders are not voting to approve or disapprove of the Board of Directors' recommendation. The selection of one, two or three years receiving a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, shall be deemed by the Company as the stockholders' recommendation with respect to the frequency of stockholder advisory compensation votes.

The advisory vote will not be binding on the ECC or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining the frequency of future advisory votes relating to executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends that a stockholders vote, on an advisory basis, to recommend that stockholder advisory votes on the Company's compensation of its executive officers be held every three years.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board of Directors met four times in 2010. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served in 2010. All of the incumbent directors attended our February 17, 2010 Annual Meeting of Stockholders. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on “Governance”.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board of Directors believes that having a combined Chairman and Chief Executive Officer position (the "CEO"), together with an independent Lead Director, currently provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board of Directors. William E. Mayer, a director since 1998, currently serves as our Lead Director.

 The role of Mr. Mayer, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Chairman is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the CEO;

•	Serve as a liaison between the CEO and the non-management directors;

•	In consultation with the CEO, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board of Directors and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board of Directors has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that directors Cole, Donovan, Elmore, Magid, Mayer, Moloney, Newman, Prichett and Vittert qualify as “independent” directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. In assessing the independence of directors named in this Proxy Statement, our Audit Committee and Board of Directors considered the fact that Mr. Moloney serves as an officer of Western Colorprint, with which we conduct business. He became Chief Operating Officer in 2007. Western Colorprint provides us, in the normal course of business, with commercial printing services for which we paid Western Colorprint $645,000 in 2010. We expect to continue to purchase such services in 2011. We believe that the terms of continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated parties in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between the Company and Western Colorprint and have concluded that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with us. Based on its review, the Board of Directors has determined that Mr. Moloney is also an independent director of the Company under the rules of the NYSE and the SEC. See “Certain Relationships and Related Transactions” below. Directors Junck and Schermer do not qualify as independent directors because they are employees of the Company.

Audit Committee

The Audit Committee met eight times in 2010. The members of the Audit Committee are directors Newman, who chairs the Audit Committee, Donovan, Elmore, Moloney and Prichett. The Audit Committee has the responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or Class B Common Stock or immediate family member of any of the above; (3) our overall risk management profile; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Compensation Committee

The ECC met five times in 2010. The members of the ECC are directors Mayer, who chairs the ECC, Moloney, Newman and Vittert. Its functions are to: (1) administer our Retirement Account Plan, Non-Qualified Plan, LTIP, the Amended and Restated 1977 Employee Stock Purchase Plan (“ESPP”) and 2005 Supplemental Employee Stock Purchase Plan, amended November 16, 2005 (“SPP”); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for cash bonus and restricted stock awards for our CEO under our 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting executives other than NEOs. The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met four times in 2010. The members of the NCGC are directors Vittert, who chairs the NCGC, Cole and Mayer. Its functions are to consider and recommend to the Board of Directors all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board of Directors. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our executives. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and the class and number of shares of our Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and the class and number of shares of our Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2012 annual meeting, stockholders must submit the required information to Mr. Vittert by September 14, 2011.

Executive Committee

The Executive Committee did not meet in 2010. The members of the Executive Committee are directors Junck, who chairs the Executive Committee, Mayer and Prichett. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board of Directors has delegated authority to another committee or to other persons, and except as limited by applicable law.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on “Governance”.

We also post on our website our 2010 Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K can be found at www.lee.net by clicking on “Financial”. We will also furnish, upon written request and without charge, a printed copy of the 2010 Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the Lead Director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

 COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxies on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2010, we paid all non-employee directors a $40,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors (“Stock Plan”), in 2010, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director provided such compensated consultative services in 2010.

The following table summarizes 2010 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
(1)		(2)	(3)
Richard R. Cole	53,000	30,500	5,000	88,500
Nancy S. Donovan	59,000	30,500	5,000	94,500
Leonard J. Elmore	58,000	30,500	5,000	93,500
Herbert W. Moloney III	67,000	30,500	—	97,500
Brent Magid	—	24,200	—	24,200
William E. Mayer	81,000	30,500	1,000	112,500
Gordon D. Prichett	59,000	30,500	5,000	94,500
Andrew E. Newman	77,000	30,500	5,000	112,500
Mark B. Vittert (4)	66,000	30,500	5,000	101,500

(1)    Includes all non-employee directors who served in 2010.

(2)    All stock awards are fully vested on the grant date, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(3)    The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

(4)    The director has elected to defer receipt of all or part of cash compensation earned in 2010 under, as applicable, our Outside Directors Deferral Plan or a "rabbi trust" established by us with an independent trustee.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receive any compensation for serving as a director.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 26, 2010 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(1)		(2) (3)
Equity compensation plans approved by stockholders	940,071	8.77	4,566,393

(1)    LTIP.

(2)    Includes the number of securities remaining available for future issuance under the LTIP, Stock Plan, ESPP and SPP.

(3)     Under the LTIP, those securities that are not issued upon the exercise of stock options may, in the discretion of the ECC, be issued as restricted Common Stock. Such amounts are excluded from the total presented as the amount cannot be determined.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2010, except as set forth below, as to each person known by us to own beneficially more than five (5) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
	(1)	(1)
Ariel Investments, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	6,046,860	15.2	—	—
Cedar Rock Capital Limited (3) 110 Wigmore Street London W1U 3RW United Kingdom	3,654,670	9.2	—	—
Schermer Management Corporation (4) General Partner Schermer Investment Partnership, L.P. c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	—	—	1,163,966	20.7
Lloyd G. Schermer (4)(5) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	—	—	520,028	9.3
Betty A. Schermer (4)(6) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	—	—	410,008	7.3
Gregory P. Schermer (4)(7) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	42,631	*	528,974	9.4
Grant E. Schermer (4)(8) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	5,099	*	513,350	9.1
Lee Endowment Foundation (9) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	—	—	437,648	7.8

*    Less than one percent of the class.

(1)    Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of Class B Common Stock.

(2)    The information is based solely on a report on Form 13G, filed as of October 8, 2010 by Ariel Investments, LLC (“Ariel”) with the SEC. Ariel reported sole voting authority with respect to 5,473,505 of the reported shares.

(3)    The information is based solely on a report on Form 13G, filed February 11, 2010 by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported shared voting authority with respect to all of the reported shares.

(4)     Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment authority with regard to Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 48.5% of the outstanding shares of Class B Common Stock.

(5)    Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment authority; and (iii) 69,308 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (5)(ii) and (5)(iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(6)    Class B Common Stock includes (i) 69,308 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment authority; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (6)(ii) and (6)(iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)    Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer's son as to which Mr. Schermer possesses sole voting and investment authority and 2,160 shares of Common Stock held by each of Mr. Schermer's son and minor daughters as to which Mr. Schermer possesses sole voting and investment authority. Class B Common Stock includes (i) 522,974 shares of Class B Common Stock as to which Mr. Schermer possesses sole voting and investment authority, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his son, 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter, and one share of Class B Common Stock is held by separate trusts for the benefit of Mr. Schermer's son and three minor daughters as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse, his son and minor daughters, and the trusts for the benefit of his son and minor daughters and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)    Class B Common Stock includes (i) 513,147 shares of Class B Common Stock as to which Grant E. Schermer possesses sole voting and investment authority; (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment authority; and (iii) three shares of Class B Common Stock held by a grantor retained annuity trust for the benefit of Betty A. Schermer during its term and for Mr. Schermer's benefit upon its termination as to which Mr. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

  (9)    The information is based solely on a report on Schedule 13G, dated January 8, 2010, filed by Lee Endowment Foundation (“Lee Endowment”) with the SEC. Lee Endowment reported sole voting authority and sole dispositive authority with respect to 437,648 shares. Lee Endowment is independently governed and is not an affiliate of ours.

The following table sets forth information as to our Common Stock and Class B Common Stock beneficially owned as of November 30, 2010 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class	Class B Common Stock	Percent of Class

Richard R. Cole	16,000	*	—	—
Nancy S. Donovan	47,603	*	—	—
Leonard J. Elmore	15,693	*	—	—
Mary E. Junck	331,334	*	—	—
Vytenis P. Kuraitis	37,991	*	—	—
Brent Magid	10,200	*	—	—
William E. Mayer (1)	133,979	*	—	—
Kevin D. Mowbray	38,814	*	—	—
Herbert W. Moloney III	33,000	*	—	—
Andrew E. Newman	26,000	*	—	—
Gordon D. Prichett	21,600	*	—	—
Gregory P. Schermer (1)	42,631	*	528,974	9.4
Carl G. Schmidt	82,999	*	—	—
Greg R. Veon (1)	95,446	*	5,804	*
Mark B. Vittert	26,000	*	—	—
All executive officers and directors as a group (16 persons) (1)	1,000,934	2.5	534,778	9.5

*    Less than one percent of the class.

(1)    The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Mayer - 2,000 shares of Common Stock owned by his spouse; Mr. Schermer - 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his son, 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter and 2,160 shares of Common Stock held by each of Mr. Schermer's son and minor daughters, one share of Class B Common Stock held by separate trusts for the benefit of Mr. Schermer's son and three minor daughters; and Mr. Veon - 400 shares of Common Stock held by his sons. See also (7) to "Voting Securities and Principal Holders Thereof" above.

EXECUTIVE COMPENSATION

References to “we,” “our” or “us” under "Executive Compensation" refer to the ECC.

Overview

Due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy, in 2010, we maintained the substantially reduced compensation levels established for the NEOs in 2009. The following changes were implemented in 2009 and maintained through the fiscal year ended September 26, 2010:

•	Salaries were frozen at the 2008 level. In addition, NEOs were required to take one week off without pay, which reduced 2010 salaries paid by 1.9% from the 2008 level;

•	Annual cash incentive payments were suspended;

•	No equity award grants were made under the LTIP; and

•	Company contributions to the Retirement Account Plan and Non-Qualified Plan were suspended.

Compensation Discussion and Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program that existed in years prior to 2009 and to which we expect to return when business conditions sufficiently improve. Specifics elements of the changes implemented in 2009 and continued in 2010 are also noted below.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. We also approve annual individualized objectives for each executive except the CEO. We believe that successful execution of key individual objectives helps drive overall corporate goals. Compensation for the NEOs has historically included the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Long-term incentives in the form of restricted Common Stock or stock options that vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

A significant amount of NEO compensation is at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

 The Named Executive Officers

 SEC regulations require us to include the Company's CEO, Ms. Mary E. Junck, its chief financial officer, Mr. Carl G. Schmidt, and its three other most highly compensated executive officers as NEOs.

Objectives of our Compensation Program

 We intend for the Company to be an employer of choice, both in its industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution;

•	Create an ownership mentality in the executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay the executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also look at the compensation of the CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be peers. This is often referred to as benchmarking. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies is representative of the sector in which the Company operates, and the group was chosen because of each of the companies' relative leadership position in the publishing sector, their relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities. These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	Gatehouse Media, Inc.;

•	Journal Communications, Inc.;

•	The McClatchy Company;

•	Media General, Inc.;

•	The New York Times Company; and

•	The E.W. Scripps Company.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data from Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use consultants on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms.

How We Determine the Amount of Compensation

The Company's By-Laws provide that the Board of Directors has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department from independent sources.

 When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each of these summaries presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and bonus), equity awards, retirement benefits and any other compensation. Accordingly, these summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that annual compensation amounts for the CEO and the other NEOs remained consistent with our expectations.

Salary

 We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

For 2010, we continued the freeze, implemented in 2009, on NEO salaries at the 2008 level, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy. Actual salaries paid to each of the NEOs were reduced 1.9% from the 2008 level due to unpaid time off taken by each of the NEOs in 2010.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years they would exceed competitive levels, and in two out of ten years, they would receive less than competitive levels.

The incentive plan for NEOs other than the CEO historically consists of two elements:

•
70% of the total target bonus is based on financial performance as measured by a combination of (1) revenue and adjusted operating cash flow (as defined below) and (2) revenue and adjusted operating cash flow for enterprises for which the NEO is responsible, both relative to our current year operating plan (“Budget”); and

•
30% of the total target bonus is based on key result areas (“KRAs”). KRAs are specific individual performance goals that are established for each management person prior to the start of the fiscal year.

Based on performance, the participant is eligible to earn from 0% up to 250% of the financial bonus target and from 0% up to 150% of the KRA bonus target.

For 2010, we continued the suspension of all annual cash incentives implemented in 2009, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Financial Performance

Revenue is defined as total operating revenue, adjusted to exclude revenue of acquisitions and divestitures consummated in the period(s) being compared.

Adjusted Operating Cash Flow (“Adjusted OCF”) is defined as total operating income, adjusted to exclude depreciation, amortization, unusual costs (and cost reductions) and results of acquisitions and divestitures consummated in the period(s) being compared.

Historically, a decline in both revenue and Adjusted OCF from the Budget of more than 3% would result in no payment of an annual cash incentive. Achievement of both the revenue and Adjusted OCF amounts in the Budget would result in payment of 100% of the target. Payment is capped at 250% of the target for exceeding the revenue in the Budget by 5% and exceeding Adjusted OCF in the Budget by 2.5%. Results are interpolated between the minimum and maximum.

Key Result Areas

Historically, all NEOs other than the CEO develop individualized goals for the year. Such goals may be related to revenue improvement, cost control, personnel development, news content or other aspects of our business.

For NEOs who have operating responsibilities, KRAs also incorporate other key goals, such as:

•	Digital - audience growth;

•	Circulation - maintain or grow circulation units; or

•	Cash costs - operate at or below Budget levels.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO's determination of discretionary bonuses to the NEOs (other than the CEO) based on specific performance. No discretionary bonuses were paid to the NEOs in 2010.

Annual Cash Incentive Plan for the CEO

The annual incentive program for the CEO is historically based solely on the achievement of Adjusted OCF in the Budget. Budgets are approved annually by the Board of Directors. We have limited the CEO's performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

Historically, a decline in Adjusted OCF from the Budget of a specified amount would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF in the Budget would result in payment of 100% of the target. Payment is capped at 200% of the target for exceeding the Adjusted OCF in the Budget by a specified amount. Results are interpolated between the minimum and maximum.

For 2010, we continued the suspension of annual cash incentives for the CEO implemented in 2009, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy.

1990 Long-Term Incentive Plan

The LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the other NEOs historically range from 80% to 100%. The LTIP is designed to promote ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

 Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO's recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. CEO grants are determined by the process described below. Historically, we grant two thirds of the dollar value of long-term incentives in restricted Common Stock and one third of the dollar value in stock options. The restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires. Generally, when options are granted, 75% are non-qualified and 25% are incentive stock options, subject to Internal Revenue Code limits.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options in the amount of the shares delivered is awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

For 2010, we continued the suspension of grants under the LTIP implemented in 2009, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy. In 2011, we granted non-qualified stock options to the NEOs and other key executives.  The grants to the NEOs were reported in timely filings with the SEC and will be included in the Company's 2012 proxy statement.

1990 Long-Term Incentive Plan for the CEO

Grants of restricted Common Stock to the CEO are historically made under the Company's Annual Incentive Compensation Program approved by the stockholders at the Company's 2005 Annual Meeting. Each year, we historically establish a target award of restricted Common Stock, the receipt of which is subject to adjustment based on the CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we establish is Adjusted OCF in relation to prior year Adjusted OCF. We determine the dollar value of the target award by considering the CEO's total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies.

Historically, a decline in Adjusted OCF from the comparable prior year amount of more than a specified amount would have resulted in no restricted Common Stock granted. A decrease in Adjusted OCF of a specified amount from the comparable prior year amount would result in a grant of 100% of the target. Grants are capped at 120% of the target for exceeding the comparable prior year amount of Adjusted OCF by a specified amount.

We reserve the right to modify grants based on our evaluation of the CEO's performance, and to modify the performance measures from year to year. Restricted Common Stock vests three years after the date of the grant of the target award.

The CEO is also eligible to receive non-qualified and incentive stock options.

For 2010, we continued the suspension of grants under our LTIP for the CEO implemented in 2009, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy. In 2011, we granted non-qualified stock options to the CEO.  The grant to the CEO was reported in a timely filing with the SEC and will be included in the Company's 2012 proxy statement.

Valuation of Equity Awards

The accounting value of equity awards is expensed ratably over the vesting period of the equity award. As noted above, there were no grants of equity awards in 2009 or 2010 to NEOs. The 2010 accounting value of 2007 and 2008 equity grants to NEOs is summarized as follows:

(Dollars)	Total Accounting Value of 2010 Grants	Accounting Charge Recorded in 2010 for 2010 Grants	Accounting Charge Recorded in 2010 for 2007-2008 Grants	Accounting Charge to be Recorded in 2011-2013 for 2010 Grants

Mary E. Junck	—	—	60,550	—
Carl G. Schmidt	—	—	173,793	—
Greg R. Veon	—	—	121,364	—
Kevin D. Mowbray	—	—	110,001	—
Vytenis P. Kuraitis	—	—	70,064	—

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees - including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan, the Company historically matches, upon eligibility, employee contributions up to 5% of employee compensation and, in addition, contributes 4.96% of a participant's total compensation plus an additional 4.56% of such compensation in excess of $106,800. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan, unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Contributions to the Non-Qualified Plan are vested immediately. Amounts contributed by the Company credited in 2009 and 2008 under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation.” The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

For 2010, we continued the suspension of contributions to the Retirement Account Plan and Non-Qualified Plan implemented in 2009, due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits detailed below with a value of $10,000 or more in 2010.

Annual Physical Examination

Each NEO is eligible to receive a comprehensive medical evaluation annually. This program benefits the Company by assuring its most senior executives are medically fit for their responsibilities.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use a mobile telephone or other digital devices provided by the Company. This program benefits the Company by providing the executive access to its systems, digital products and communications during non-business hours.

Club Dues

NEO's are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business. We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company.

Risk Management and Executive Compensation

We do not believe our executive compensation practices are likely to have a material adverse effect on the Company. We believe our compensation policies and practices do not encourage excessive risk taking. The absence of incentive compensation in any form in 2010 is a factor in our determination.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 26, 2010.

The Executive Compensation Committee

William E. Mayer, Chairman
Herbert W. Moloney III
Andrew E. Newman
Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2010, 2009 and 2008 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4)
Mary E. Junck	2010	833,654	—	—	—	—	833,654
Chairman, President and Chief Executive Officer	2009	833,654	—	—	—	48,800	882,454
	2008	850,000	53,757	—	—	239,506	1,143,263

Carl G. Schmidt	2010	472,731	—	—	—	—	472,731
Vice President, Chief Financial Officer and Treasurer	2009	472,731	—	—	100,000	40,100	612,831
	2008	482,000	478,943	—	81,554	117,938	1,160,435

Greg R. Veon	2010	354,058	—	—	—	—	354,058
Vice President - Publishing	2009	354,058	—	—	—	27,279	381,337
	2008	361,000	332,498	—	44,056	82,259	819,813

Kevin D. Mowbray	2010	328,558	—	—	—	—	328,558
Vice President - Publishing	2009	328,558	—	—	—	24,770	353,328
	2008	335,000	308,751	—	42,813	74,570	761,134

Vytenis P. Kuraitis	2010	262,846	—	—	—	—	262,846
Vice President - Human Resources	2009	262,846	—	—	—	20,567	283,413
	2008	268,000	195,005	—	44,220	58,046	565,271

(1)    The NEOs include the principal executive officer, principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 26, 2010.

(2)    Stock awards are granted at a price equal to the fair market value on the date of the grant. The fair value of such shares upon vesting in December 2010 is substantially less than the amounts noted above. Information with respect to restricted Common Stock and stock options granted to the NEOs in years prior to 2009 that remain outstanding is reflected in “Outstanding Equity Awards at September 26, 2010” below.

(3)    Includes amounts paid under the annual cash incentive plan for the CEO and the other NEOs.

(4)    Includes direct and matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan and dividends on restricted Common Stock.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC. Specifically, our executive compensation program substantially reduced the compensation to the NEOs in 2010 and 2009, including a freeze on salaries at the 2008 level, mandatory unpaid vacation time, elimination of grants under the LTIP and suspension of substantially all other cash compensation, including annual cash incentives and contributions to the Retirement Account Plan and Non-Qualified Plan.

Grants of Plan-Based Awards

The Company's stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that the NEO may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

For 2010, we continued the suspension of grants under the LTIP, implemented in 2009, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy. In 2011, we granted non-qualified stock options to the NEOs and other key executives.  The grants to the NEOs were reported in timely filings with the SEC and will be included in the Company's 2012 proxy statement.

In 2008, we canceled outstanding stock options for the NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares.

Outstanding Equity Awards at September 26, 2010

The following table summarizes outstanding equity awards to the NEOs as of September 26, 2010:

	Restricted Common Stock Awards
(Dollars, Except Share Data)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
		(1)
Mary E. Junck	3,579	8,661
Carl G. Schmidt	31,887	77,167
Greg R. Veon	22,137	53,572
Kevin D. Mowbray	20,556	49,746
Vytenis P. Kuraitis	12,983	31,419

(1)    Based on closing market price of $2.42 on September 24, 2010.

Option Exercises and Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2010. No stock options were owned by any NEO in 2010.

	Restricted Common Stock Awards
(Dollars, Except Share Data)	Number of Shares Acquired on Vesting	Value Realized on Vesting
		(1)
Mary E. Junck	35,625	138,225
Carl G. Schmidt	11,820	45,862
Greg R. Veon	8,800	34,144
Kevin D. Mowbray	5,920	22,970
Vytenis P. Kuraitis	4,230	16,412

(1)    Based on the fair market value of Company Common Stock on the November 16, 2010 vesting date of $3.88.

Non-Qualified Deferred Compensation

The following table summarizes information related to activity in the Non-Qualified Plan for the NEOs in 2010.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 26, 2010
	(1)		(2)		(3)
Mary E. Junck	71,115	—	10,048	—	142,903
Carl G. Schmidt	11,387	—	2,239	—	26,624
Greg R. Veon	8,993	—	341	—	12,937
Kevin D. Mowbray	4,178	—	—	—	4,178
Vytenis P. Kuraitis	892	—	75	—	967

(1)    Amounts included in total compensation in the Summary Compensation Table under “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(2)    Earnings are based on the performance of investments selected by the NEO.

(3)    Amounts include compensation to the NEO in the form of Company contributions prior to 2010.

For those NEO's continuing to participate in the Non-Qualified Plan in 2010 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

In 2008, we approved a new form of employment agreement between the Company and each of the NEOs and certain other executives of the Company, which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 2 1/2 months following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or other peer executives of the Company.

Benefits Upon Termination

 If the executive's employment is terminated during the three-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the executive's annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•
A payment equal to three times the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to pay the executive in a lump sum (subject to certain limits and safe harbor/reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and

•	Any penalties and interest incurred by the executive related to the excise tax.

At September 26, 2010, this provision is not applicable, based on the current compensation of the NEOs.

Other Provisions

 For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 26, 2010 related to potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that would be realized by the Company.

(Dollars)	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes	Total

Mary E. Junck	2,832,026	—	2,832,026
Carl G. Schmidt	1,944,129	—	1,944,129
Greg R. Veon	1,374,409	—	1,374,409
Kevin D. Mowbray	1,288,636	—	1,288,636
Vytenis P. Kuraitis	1,077,160	—	1,077,160

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Herbert W. Moloney III, a director of the Company and a member of the ECC, is Chief Operating Officer of Western Colorprint, which provides us, in the normal course of business, with commercial printing services. This relationship is explained below in “Certain Relationships and Related Transactions”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or Class B Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

In 2010, there was one series of related-person transactions under relevant rules. Herbert W. Moloney III, a director of the Company, became Chief Operating Officer of Western Colorprint in 2007. Western Colorprint provides us, in the normal course of business, with commercial printing services for which we paid Western Colorprint $645,000 in 2010. We expect to continue to purchase such services in 2011. We believe that the terms of our continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated persons in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between us and Western Colorprint and have ratified these transactions, concluding that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with the Company.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held eight meetings in 2010. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 26, 2010.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman
Nancy S. Donovan
Leonard J. Elmore
Herbert W. Moloney III
Gordon D. Prichett

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For 2010 and 2009, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated. KPMG did not provide any audit-related, tax or other services, as defined below, to the Company in 2010 or 2009.

(Dollars)	2010	2009

Audit fees	951,400	885,000
	951,400	885,000

Services Provided by KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 25, 2011.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

 Proposals of stockholders in accordance with SEC rules to be presented at the 2012 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting by September 14, 2011.

Stockholders who want to bring business before the 2012 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 14, 2011. The requirements for such notice are set forth in our By-Laws, which were filed as an exhibit to our Current Report on Form 8-K filed May 21, 2007. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2010.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
:	INTERNET - www.eproxy.com/lee
Use the Internet to vote your proxy until 12:00 p.m. (CT) on February 22, 2011.

(	PHONE - 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on February 22, 2011.

*	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Ú	Please detach here	Ú

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and 3 Years for Item 4.

1.	To elect four directors	01	Richard R. Cole	03	Leonard J. Elmore	☐	Vote FOR all nominees	☐	Vote WITHHELD
	for terms of three years:	02	Nancy S. Donovan	04	Herbert W. Moloney III		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm	☐ For ☐ Against ☐ Abstain

3.	To approve, by non-binding vote, the Company's compensation of its executive officers	☐ For ☐ Against ☐ Abstain

4.	To recommend, by non-binding vote, the frequency of advisory votes on the Company's compensation of its executive officers	☐ 3 Years ☐ 2 Years ☐ 1 Year ☐ Abstain

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted as the Board recommends.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corpo-rations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 23, 2011
9:00 a.m. CT

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 23, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and 3 Years for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.